Exhibit 23.1

The accompanying consolidated financial statements give effect to a one-for-four reverse stock split of the common stock of M/A-COM Technology Solutions Holdings, Inc., which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the one-for-four reverse stock split of the common stock of M/A-COM Technology Solutions Holdings, Inc. described in Note 25 to the consolidated financial statements and assuming that from November 23, 2011 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 28, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-175934 on Form S-1 of our report dated November 23, 2011, (except Note 25, dated                     , 2012), relating to the consolidated financial statements of M/A-COM Technology Solutions Holdings, Inc. (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the common control business combination of M/A-COM Technology Solutions Holdings, Inc. and Mimix Holdings, Inc.) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

Boston, Massachusetts

                    , 2012